Exhibit 10.77




                     HUNGAROTEL TAVKOZLESI RESZVENYTARSASAG


         FAZIS TAVKOZLESI HALOZATTERVEZO ES KIVITELEZO RESZVENYTARSASAG





                                TURN-KEY CONTRACT








                                  Dated as of
                                  June 28, 1996



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1        INTRODUCTION

1.1      Purpose

         This document constitutes the agreement between Hungarotel Rt. and Fazis Rt. governing the latter's provision, on a turn-key basis, of telephone facilities employing new digital switching technology capable of connecting 40,000 subscribers which shall include all wait listed and common battery/local battery subscribers through the end of the TURN-KEY Contract in the Bekescsaba Primary Region with the optimal and free of charge use of existing telecommunication facilities.

1.2      Condition precedent

         Any and all obligations of the Owner regulated in this TURN-KEY CONTRACT shall be subject to issuance and effect of a letter of confirmation by Postabank in a form as annexed Attachment X to this TURN-KEY CONTRACT which confirms that Postabank shall provide up to hundred (100) % financing to Contractor for Contractor's financing of one hundred (100) % financing of this TURN-KEY CONTRACT (up to a HUF equivalent of USD 45,000,000.) - according to the terms and conditions contained in Article 6 herein.

2        DEFINITIONS

         "Building(s)" means the premises used for technical purposes which are necessary and suitable for the accommodation of the telecommunication equipment and system included in the Contract. The building can be ordinary construction or container.

         "Change Order" means the process to handle the changes requested by Owner or Contractor that will affect the value, schedule, or design of the Contract.

         "Connected Lines" means those Lines where the connection to particular subscribers actually occurred and by connecting a telephone set a voice grade telephone call can be originated and terminated.

         "Contract" means this Contract concluded between Owner and Contractor, including all the documents being referred there as well as the mutually accepted modifications and/or alterations.

         "Contractor" means Fazis Rt. and includes its successors.

          Customer Premise Equipment" (CPE) means the subscriber telephone instrument.

         "Day" means calendar day unless stated otherwise.

         "Goods" means, with the exception of CPE, all the equipment, material, components, software, or any other component, which must be fully or provisionally type approved in Hungary, where applicable, to be supplied by Contractor to Owner in accordance with the Contract necessary for the normal, commercial operation of the lines ordered for this Contract.

         "Installation". An all inclusive term referring to the placement of equipment and material and encompassing all related general (e.g. construction, erection) and specific (e.g. splicing, connecting, and testing) terms employed to describe such activities.

         "Line Connection Certificate" means the form statement as defined as Attachment VI/12 duly signed by the subscriber upon installation and testing, as described in Attachment VI of a Connected Line which will certify the full capability of the connection and for normal commercial operation of the Connected Line.

         "Owner" means  Hungarotel Rt. and includes its successors.

         "Parties" mean the Owner and the Contractor together.

         "Permit" means all official documents necessary for the implementation and turning into commercial operation of the Project with special regard to network and building construction, access to public utilities, type approval if applicable, of all the Goods, radio licenses for all relevant Goods required by law, or other access from all government agencies or third parties.

         "Postabank" means Postabank es Takarekpenztar Rt. and its legal successor.

         Project" means all Goods and Services to be delivered and performed for the PARTN

         "Project Manager" means the authorized representative of Owner and Contractor being entitled to control all the activities to be performed by Owner and Contractor as well as to give instructions and/or approvals, including the express authority to hand over/take over of completed work products of Contractor, which are necessary regarding the daily completion of the Contract.

         "Project Executive" means the authorized officers of both parties having full authority to execute the Project.

         "Project Schedule" A comprehensive, computer based schedule employing Critical Path methodology, which identifies relationships between project tasks and, based on the quantity of work required, resources assigned, and expected productivity, predicts the achievement of key project milestones. "PRTN" Primary Region Telephone Network, (Bekescsaba Primary Region) including the telephone infrastructure to be provided under this Contract.

         "RLL Technological Spare Capacity" means an excess number of prospective RLL telephone lines which are ready for connection but were not ordered by Owner but instead arise from technological circumstances and are therefore not chargeable against the Owner, provided that the supplier agree to this terms.

         "Services" mean all the activities which appear in non-objectified form (therefore are not "Goods") but form an integral, inseparable part of the Project including assembly, design, installation, commissioning, and project management necessary to put the Ordered Lines into commercial operation.

         "Site"   means   locations,   building   and  other  places  where  the
         implementation work will take place.

         "Sub-Contractor" means those corporate bodies or entrepreneurs licensed or qualified to perform activities on the commission of Contractor and with the full and unlimited responsibility of the Contractor to fulfill the Project.

          Subscriber Network Connection Point" means the point where the subscriber connection meets the telephone network. In the case of cable network the nearest distribution point to the subscriber, and for RLL the radio base station.

         "System  Acceptance"  Owners  statement  declaring that all contractual
         obligations  of  the  Contractor,   except  where  explicitly  provided
         otherwise are fulfilled.

         "System Integration" means those activities of Contractor which are necessary for the connection and communication of the existing and the new telephone system to be implemented by Contractor in the PRTN on the level of the newly implemented exchange(s) and the existing ARF Exchanges located in Bekescsaba Primary Region.

         "Technical Documentation" means all the technical documents for all components and the network installed in accordance with the Contract that Contractor has to deliver to Owner for the normal commercial operation of the Project as required by law.

          Telecommunications Authority of Hungary" (HIF) means a government agency authorized to issue telecommunication-related licenses and/or related permits.

         "Test" means the procedures and other measurements carried out by Contractor on units of the Project according to the manufacturers' instructions and the internal proceedings and practices of Contractor and applicable Hungarian rules and regulations aimed to check the compliance with the relevant technical and functional parameters for the commercial operation of the Project delivered to the Owner in a format approved in the Contract.

         "Turn-key Project" The delivery of a complete and functioning telephone system which provides normal commercial telephone services for the Primary Region (Bekescsaba) capable of commercial operation for public telephone services by Owner's employees capable of operation for the purpose intended by Owners and in compliance with the technical documentation of this Contract. This includes Engineering, Furnishing, Installing and Testing (EFIT) of all system equipment and components required to build the network and connect Owner designated subscribers, excluding Customer Premise Equipment with the exception of installation and testing.

         "Unit Price" means the price of goods and services listed in Attachment
         4. Should the need of any unit price not listed in the Attachment IV mentioned above arise during implementation, Contractor and Owner shall jointly approve an appropriate unit.

3        SCOPE OF WORK

3.1      General

         Contractor shall engineer, furnish, install, and test Goods and Services to be supplied in a Turn-key Project for the development and putting into operation of fully functional telephone network employing new digital switching technology capable of connecting 40,000 subscribers which shall include all wait listed and common battery/local battery subscribers through the deadline of December 31, 1997 for putting the network into operation in the Bekescsaba Primary Region including the installation of 2 booths and pay telephones in eleven towns/villages and installation of 14,000 Lines capable for connection including seven settlements, namely Gyula, Bekes, Mezobereny, Tarhos, Kamut, Murony and Belmegyer, no later than December 31, 1996. The Contractor shall have the right to use existing spare network and infrastructure capacity free of charge except that where Contractor chooses to extend lead sheath cable Contractor will replace the lead cable with QV cable within the scope of this TURN-KEY CONTRACT.

3.2      RLL technology

         The Project shall be implemented such that 10,000 of the implemented network capacity shall be Radio in the Local Loop (RLL) technology.


3.3      System Integration

         The Project shall satisfy the System Integration requirement as defined herein.

3.4      Satisfaction of Change Orders

         The Project shall satisfy the Change Orders which are accepted pursuant to the Contract.

3.5      Required Contractor activities

         These aforementioned activities and responsibilities of Contractor include without limitation, regarding the content of this Contract, the design, engineering, manufacturing, supply, installation, obtaining of all relevant permits and licenses, commissioning, testing, delivery of technical documentation, and warranty of the following:

Switching - EWSD
Wired and Optical Transmission Equipment Analog Radio Access System DECT Radio Access System Microwave Transmission Main Distribution Frame (MDF) Power Supply to the Equipment Digital Distribution Frame (DDF) Trunk Network Connection to the backbone network Pay phones and booths Buildings and environmental systems Structures Copper based network.

3.6      Network boundaries

         On one side the connection of the newly implemented exchange(s) or expanded host exchange DDF, and on the other side the wall socket of the Customer Premise Equipment (CPE) including testing and installation of the type approved CPE.

3.7      Grade of service for the Project

         The Grade of Service shall be P. 01 and the traffic performance shall be .05 Erlang per subscriber.

3.8      Attachments

         The following Attachments -- with the exception of Attachment VI which shall be submitted to the Owner during the design phase but no later than ninety (90) days after the coming into force of the Contract -- are considered, read and interpreted as inseparable part of the
         Contract:

         3.8.1    I  Scope of Work
         3.8.2    II  Engineering and Design Standards
         3.8.3    III Installation Practices
         3.8.4    IV  Unit Prices
         3.8.5    V  Wait List
         3.8.6 VI Technical Appendices (specifications and descriptions), Test Procedures 3.8.6.1 VI/1 Switching 3.8.6.2 VI/2 Wired Transmission (PDH)
         3.8.6.3 VI/3 Microwave Transmission 3.8.6.4 VI/4 Power Supply 3.8.6.5 VI/5 Main Distribution Frame (MDF) 3.8.6.6 VI/6 Digital Distribution Frame (DDF) 3.8.6.7 VI/7 Network Management 3.8.6.8 VI/8 Analog RLL
         3.8.6.9  VI/9  DECT  RLL  3.8.6.10  VI/10  Cable  Network  Construction
         3.8.6.11 VI/11  Training  3.8.6.12  VI/12 Line  Connection  Certificate
         3.8.6.13 VI/13 Pay phones and booths 3.8.6.14 VI/14 General notes 3.8.7 VII Warranty Response 3.8.8 VIII Change Order Form 3.8.9 IX Construction and Financial Schedule 3.8.10 X Postabank Guarantee 3.8.11 XI HTCC US Guarantees

4        CONTRACTOR'S OBLIGATIONS AND RESPONSIBILITY

4.1      The overall responsibilities of the Contractor

         The Contractor must implement the Project under the conditions outlined in Attachments I-XI hereof using the necessary care and effort toward its completion. The whole workforce including supervisors, the materials, the tools, and any other temporary or lasting things regardless of whether or not mentioned in the Contract or in its Attachments which are necessary for the implementation of the Project must be provided by the Contractor. The Contractor has full responsibility for the suitability, the stability and the security of the work and construction methods done on the Site.

4.2      Purchases of certain Siemens materials

         Contactor   shall  purchase  any  and  all  equipment  or  material  if reasonably priced - from among those which will not be used for the completion of the KNC project by Siemens - necessary for the implementation of the TURN-KEY CONTRACT for Hungarotel (Bekescsaba Primary Region), or any other construction project contracted between HTCC and its affiliate companies and Fazis, only from Siemens in a form of taking over of the obligation of HUNGAROTEL/KNC/HTCC set out in Clause 2 of the Agreement dated May 30, 1996 between HUNGAROTEL/KNC/ represented by HTCC and Siemens to purchase the assets and equipment stored or ordered by May 24, 1996 for the KNC project for the same unit prices to be paid by HUNGAROTEL/KNC/HTCC to Siemens. Notwithstanding the above mentioned, the Contractor shall purchase all switching equipments from SIEMENS necessary for the completion of the Project.

4.3      The employees of the Contractor

         The Contractor can employ only those people who have the necessary skills and experience for the job, or people, who are capable and qualified to perform their parts. The Contractor must provide the employees continuous education, concerning especially the skills, and also provide the employees with the necessary designs, drawings and standards.

4.4      Care during job performance

         The Contractor is fully responsible for maintaining the project in a safe condition from the beginning of the work until final acceptance. If, for any reason, the project or a part of it suffers damage or loss of any kind during that period, when the Contractor is responsible for it, the Contractor shall be obligated to repair or reconstruct it at his own expense, and the project must be in perfect condition when completed and the state of the project meets all the requirements of the Contract. The Contractor is also responsible for the damage of the project which is caused by him during completion of any outstanding portion of work. Parties agree that the Contractor shall be responsible for the performance and damage caused by Sub-Contractors engaged by the Contractor in the same manner as if it was done or caused by the Contractor.

4.5      Objects found in the ground

         The finds (coins, valuable objects, antiquities, buildings, as well as objects, remains with geological or archaeological value, etc.) found on the location of the work, must be given to the Owner, as its exclusive property.

         The Contractor must take reasonably necessary precautions against damaging or stealing of these objects by its employees or anybody else. In addition to this, the Contractor must notify the Owner about the find, right after the excavation, but before the removal, and must follow its instructions about the find, at the expenses of the Owner.

4.6      Usage of the public property and easements

         Any kind of work, necessary for the implementation of the project must be done in a way, such that it does not cause needless or senseless inconvenience for the public, or does not block the approach, use or occupancy of public or private roads, which serve buildings, owned by the Owner or by anyone else in case a claim, proceeding, obligation entailed by the damage, or expenses of any kind arise, resulted from failure to observe the above specified rules, the Contractor - if it is its responsibility, and it could obtain the same results by another way as well - is obligated to release the Owner form the responsibility for them.

4.7      Location maintenance

         The Contractor must keep the site clean and free of debris or wastes during the process of implementation. The location must be free from unnecessary obstacles. The waste and debris, as well as the temporary buildings that are no longer required must be removed by the Contractor.

         After the implementation of the Project the Contractor must remove all the equipment, left over or waste material, or any kind of temporary construction and leave the entire Site and the Project in a clean and proper condition, acceptable to the Owner.


4.8      Plan of work and behavioral norms

         4.8.1 The Contractor is obligated to take all the necessary action to give its employees work continuously and to meet the
                  commitments   undertaken   by  itself  in  the   contract  for
                  employment.

         4.8.2 In case of an epidemic like outbreak of an epidemic illness, the Contractor must observe and enforce the provisions, ordered by the Government of the local Health Department to combat it.

                  4.8.3 The Contractor must take the expected and reasonable precautions at any time, to forestall illegalities or any other kind of untolerated misconduct on the part of the employee, and to avoid any kind of damage to the property or to personal safety, during the process of implementation of the Project.

         4.8.4 The Contractor can work by its own plan, but it must notify the Owner about any kind of deviation from an ordinary work plan. The work, that is performed during the afternoon, evening or night shifts, or on weekends or holidays, cannot be noisy, smelly, or disturb the peace of the surroundings.
         4.8.5 It is the responsibility of the Contractor to require the Sub-Contractors and their employees to observe the above mentioned regulations, and hold true for them too. The sanitary, and the accident precautionary regulations also must be observed on the fields of work or in the transport.

         4.8.6 The Contractor must take on any kind of financial and legal consequences resulting from any violation of the above specified regulations. In addition, the Contractor must fully indemnify the Owner for any legal claim that may arise against the Owner.

         4.8.7 Parties agree that the Owner shall have no labor law-based responsibility for the employees of the Contractor.

4.9      Lighting and security of the location

         Regarding the work process, the Contractor must provide and maintain at its own expense any kind of lighting, security or fence.

4.10     Control and corrections

         In compliance with the order of the Owner representative, the Contractor is obligated to dismantle any part of the project and then reconstruct it if it is found to be in violation of the installation standards governing this Contract.

         If any of the above mentioned parts of the project are covered, and/or become invisible after the Contractor fulfilled the above requirements, and it is established that these parts of the project are implemented in accordance with the requirements of the Contract, the costs of discovering, restoring and cleaning up the relevant site shall be borne by the Owner. In any other case such costs shall be borne by the Contractor.
4.11     Take-over protocol

         4.11.1   Take-over procedure

         Five days before a part of the Project is scheduled for completion the Contractor must so advise Owner in writing. The Owner shall set a date and time for the hand-over of the implemented part of the project for no later than 15 days after the planned completion. The Parties shall attend the hand-over procedure. Owner and Contractor shall jointly make a protocol regarding the delivery. Owner can refuse the delivery only if the network is not ready for operation. The discovered insufficiencies which do not affect the operation the Contractor shall correct in 30 days following the technical delivery. In case the Contractor fails to correct the insufficiencies concerned, the Owner can deduct the sum of the next invoice by the amount needed to correct the defect. If Owner fails to attend the hand-over procedure, the Contractor can complete the procedure alone and in finding it suitable can submit the invoice to the Owner.

         4.11.2   Conditions of delivery
                           The conditions of delivery of the project are made according to the requirements of the Contract and must include the following:
                           -Statement of the Contractor,
                            -high quality of completion of implementation, -conformance to applicable standards and related requirements,
                            -delivery of a complete, detailed, and revised
                             documentation in three
                              (3) copies of the Project as completed,
                            -final test measurement records and documents, -geodetic survey documentation in three (3) copies
                             (if applicable),
                            -the original construction plan media (digital,
                             vellum, or mylar).
                            -digital registration book for fiber optic cable
                             installation.
                            -line connection certificate
                           If the system is suitable for operation the Owner is obliged to accept it or it is equal to acceptance if the Owner puts it into operation.

4.12     Project Manager

         Contractor will designate a Project Manager (with deputies for project sub-elements, as appropriate) with overall responsibility for the day to day conduct of the project. The Project Manager's responsibilities and authority will be provided in writing. Contractor will not reassign this responsibility without notifying the Owner. The Project Manager will be replaced upon the Owner's request where such request demonstrates due cause (including chronic delays, missed project milestones, failure to be fully informed of project activities, and failure to properly conduct progress meetings or provide agreed upon project reports) for that replacement.

4.13     Project Schedule

         Contractor shall supply to the Owner, for the first phase (31 December, 1996 completion) fifteen (15) calendar days of contract signing, a preliminary calendar of the Project and within thirty (30) days a digitized copy of the Project Schedule in a format compatible with Microsoft Project, and a hard, paper copy of the Project Schedule GANTT chart. Sixty (60) days prior to start of the second phase (December 31, 1997 completion) the Contractor shall provide a digitized copy of the Project Schedule in a format compatible with Microsoft Project, and a hard, paper copy of the Project Schedule GANTT chart.


4.14     Installation plan and technical content

         Parties agree that the planning and completion of the Project shall be performed in accordance with an installation plan approved by the Owner and appropriate Hungarian authorities. Contractor shall inform Owner in writing, as set forth in Attachment VI, of the technical content of the Project no later than ninety (90) days from the coming into force of the Contract. In case Contractor changes the content of the documents on which information was given to Owner, Contractor shall inform Owner on such changes in writing within five (5) days.

4.15     Design

         The Contractor shall have the necessary design work finished. The Designer will send invitations for an opening meeting on the design to the interested Parties eight (8) days before the event. The Owner at this opening meeting must represent itself by representatives authorized to take a position. The Designer has to have the design previously checked by the Telecommunication Inspectorate at Szeged. The Designer will bring the design before a Special Design Confirmation Committee only in case of preapproval of the inspectorate, or correction of the errors found by them in the design. The Special Design Confirmation Committee must complete the examination of the design in eight (8) business days after it has been submitted, and must notify the Contractor about the results in writing.

         The Owner can refuse the approval of the design only in that case, when it fails to comply with the requirements, or if it is inadequate for implementation.

4.16     Construction

         Construction work can be done only according to approved plans and building permits. The Contractor may deviate from this provision at his own risk. The Owner has a right to supervise the construction work as well as place the errors on record in the construction book, and the Contractor must correct them in 14 days. If authority's approval is needed for correcting the errors the 14 days shall be calculated from when the approval date comes into force.

4.17     Selection of supplier

         The equipment, products, materials etc. to be used for the Project shall meet the requirement set out by the Chief Telecommunications Inspectorate. However the Contractor is fully responsible for selecting the suppliers of equipment, products, materials etc. other then switching. Optical cable and transmission equipment requires the approval of the Owner. In this case, the Contractor is obliged to notify the Owner in writing eight (8) working days prior to the purchasing of the above selected materials. Owner is obliged to respond by approving or not approving within three (3) working days following the receipt of the notification. The Owner shall approve the identity of the vendor selected by the Contractor provided that the equipment offered by this vendor meets the requirements set forth in Attachment VI hereof.

4.18     Subcontracting

         The Contractor may subcontract portions of the work to qualified subcontractors. Use of Sub-Contractors does not relieve Contractor of overall responsibility for the quality and timeliness of project activities. Contractor shall be responsible for the subcontracted work as if Contractor would have performed it.

4.19     Products and Services of Hungarian Origin

         4.19.1 The Contractor will use best effort to ensure that not less than 30% of the total value of products purchased and services provided for the purposes of the Project shall be fulfilled with products and services of Hungarian origin.

         4.19.2 Contractor shall provide a certificate describing the actual percentage of Goods and Services of Hungarian origin prior to System Acceptance.

                  4.19.3 A product shall be deemed to be of Hungarian origin if,
                  (I) either 25% of the total value thereof was produced in Hungary, or, (ii) proof can be given that due to the manufacturing process having been carried out in Hungary, the added value of such product increased by 25%.

         4.19.4 The Contractor acknowledges that an inspection may be carried out by the Ministry of Transportation, Telecommunication and Water Management (the "Ministry") or by a competent agency at any time to ensure compliance with such provision and undertakes to fully cooperate with the Ministry or the competent agency during such an inspection.

4.20     Test procedures

         Contractor shall provide, as set forth in Attachment VI hereto, formal Test Acceptance procedures of all implemented Goods, where applicable. The manufacturers' testing instructions for installation for the implemented equipment and system shall be included in Attachment VI hereof. Contractor shall invite Owner to these Tests in writing at least five (5) days earlier unless the Test concerned was duly indicated in the Project Schedule including its objective, exact time, date and location. Owner shall have the right to participate in the Tests and make comments on the test procedure and the results. Any objection of the Owner must be recorded in the relevant Test protocol (record) or attached thereto. All Test protocols shall be furnished to Owner regardless of Owner's participation at the Test.

4.21     Indemnification

         The Contractor shall indemnify and hold the Owner harmless against all losses and claims for injury or damage to any person or property whatsoever which may arise out of or in consequence of the Contractor's action or inaction. The Contractor shall also indemnify the Owner against all claims, demands, proceedings, damages, costs, charges, and expenses whatsoever in respect thereof or in relation thereto.

4.22     Training

         Contractor agrees to provide training as part of this Contract, to enable Owner's employees to operate and maintain the newly installed network, which shall be agreed in detail within 60 days.

4.23     Safety Management

         The Contractor will provide to the Owner, within thirty (30) days after execution of the Contract, a Safety Management program which is designed to protect employees, the Owner, the general public, subscribers, and public and private property from hazards which will cause injury or damage. The program will be based on the following:
         -national and local regulations -hazardous materials, including disposition -additional site precautions

4.24     Construction book

         The construction book is a basic document for the implementation of the Contract. It shall be maintained on the site by the Contractor, and shall be available any time for review by Owner's representative. The book shall contain three copies for each page and only a representative of the Contractor or the Owner are entitled to make entries. One copy belongs to the Contractor and the other copy to the Owner: the original copy shall be kept on the site. Contractor shall deliver the Owner copy to the Owner each week.

4.25     System documentation

         Contractor shall provide to the Owner three copies of all installation, maintenance, and operations documentation for all network components necessary for Owner to manage and maintain the commercial operation of the Project as implemented in accordance with the Contract.

4.26     Permits and licenses

         4.26.1   Government Permits and licenses
                           Contractor is responsible for obtaining the Construction Permit and other permissions and/or licenses related to the Project (with the exception of the DECT license which the Owner has obtained), including but not limited to microwave radio frequency licenses, RLL frequency licenses, and the Project commissioning license (in Hungarian: hasznalatbaveteli and/or rendszeresitesi engedely) in the name of Owner to be issued by Government Authorities including the approvals of the Telecommunication Authority of Hungary where needed for construction, right of way, and system operation of the Project for commencing commercial traffic. The costs related to this responsibility shall be borne by the Contractor.

         4.26.2   Third Party Permits
                           The Contractor is obliged to apply for and obtain the Permits of third parties not mentioned above (e.g. owners of affected real properties). All compensations to be paid directly to such third parties shall be borne by Owner. The Contractor in consultation with the Owner shall identify third party-owned real properties and leaseholds including their owners and holders which are affected by the project during the designing period. The process for third party approvals is as follows:

                           4.26.2.1 Contractor is responsible for third party
                                    approvals;
                           4.26.2.2 Contractor will optimize  network  locations
                                    for both PRTN and Contractor;
                           4.26.2.3 Contractor  will take  into  account
                                    the   availability   of  free   real
                                    estate,  provided either by Owner or
                                    local     municipalities,     during
                                    equipment site selection;
                           4.26.2.4 Owner cannot refuse the acceptance of
                                    Contractor's  proposed  solution
                                    without reasonable cause.

4.27     Postabank  assurance

         Postabank shall provide assurance in the form Attachment X hereof, in which Postabank confirms its support for the Contractor concerning the terms and conditions of the Contract.

4.28     Change Order

         The Contractor may initiate a change in the value, schedule, or design of the Contract via Change Order subject to the approval of Owner. Owner's approval shall not be unreasonably withheld.

5        OWNER'S RIGHTS AND OBLIGATIONS

5.1      Owner's Representatives

         The Owner will assign a Project Executive, Project Manager, Engineering Manager, and such supporting staff as appropriate to maintain liaison with the Contractor during the course of the project. Written designation of such persons and their responsibility and authority shall be provided within fifteen (15) days after the signing of the Contract. The Project Manager shall be located at the project site and will provide daily inspections of the work site, contract performance, and contract compliance.

5.2      Information to be Provided

         Owner shall provide necessary information as requested by the Contractor for the successful design and installation of the Project, and agrees to provide further information reasonably requested by the Contractor. Owner shall provide to Contractor within ten (10) days or earlier of coming into force of the Contract the current waiting list and CB/LB subscribers with names, addresses and type of service residential or business. The Owner shall provide weekly updates of the waiting list to the Contractor during the course of the Project.


5.3      Access

         Unless specially requested, Owner premises will be available only during normal business hours. In the case of work requiring Contractor access beyond such hours, access will be requested no less than 24 hours prior to expected use. Contractor staff working on Owner premises will be supervised, carry appropriate identification, and conform with the dress and demeanor of Owner staff at that activity. Owner is obliged to issue and/or obtain all permits for Contractor and/or its Subcontractors to enter the premises owned and/or directed by Owner so that their contractual obligations can be performed. The above permit shall enable Contractor's or its Sub-Contractor's authorized personnel to enter the premises when necessary.
5.4      Supplying data

         The Owner undertakes to continuously hand over the data he possesses and especially the data of the already existing subscribers and the data of the subscribers on the waiting list within fifteen (15) working days following the coming into force of this Contract. If the owner fails to provide the aforementioned data in a timely manner, the Owner shall take into account this delay when he permits a deadline extension for the Contractor.

5.5      Owner Review and Approval

         The Owner is responsible for the timely review and approval of documents submitted by the Contractor in accordance with this Contract. Owner's approvals or the reason if one or any of them is being withheld, if any, shall be passed to Contractor within five (5) business days from the date of the confirmed receipt, as defined under
         Article 12.7 Notification, of application for approval.

5.6      Owner delay (other than financial)


         Owner shall meet obligations under this Contract for only those requirements specified in this Contract or in the latest version of the Project Schedule received at least fifteen (15) days in advance of scheduled obligations so that Contractor is able to follow and keep the timing. In case of delay of Owner relating only to those requirements specified in this Contract or in the Project Schedule, Contractor shall be entitled to a reasonable extension of the performance deadline which cannot exceed twice the duration of the Owner's delay. Contractor shall be entitled to request an extension of the affected Contractor deadline only within five (5) days of Owner's delay provided that such delay affects Contractor's deadlines.

5.7      Authorization

         After the Contract has come into force, Owner shall issue an authorization for Contractor within fifteen (15) days. This authorization shall entitle Contractor to act on Owner's behalf for obtaining Permits and licenses.

5.8      Payment obligation

         Owner shall be responsible for all the payments to be settled to Contractor in accordance with Article 6 of this Contract.

5.9      Purchase of imports

         The Owner hereby declares that the equipment to be supplied by the Contractor will serve for investment purposes in the meaning according to the Hungarian regulation. The Owner upon the request of the Contractor shall provide the Contractor with a written declaration of the above in the form required by the Contractor.

5.10     System Acceptance


         The Owner will provide to the Contractor a written notice of System Acceptance upon compliance with the terms and conditions of this Contract including but not limited to receipt of all deliverables including documentation, test records, or other requirements of point
         4.11 herein.

5.11     HTCC Guarantees

         As set forth in Attachment XI hereof, HTCC US provides surety to the Contractor and Postabank on behalf of the Owner under which HTCC US shall meet the Owner's payment obligations if the Owner fails to fulfill any of those under the Contract.

6        FINANCIAL TERMS

6.1      Contract price

         Parties agree that the fixed price of this Contract shall be

                                HUF 6,902,550,000
i.e. Six-billion-nine-hundred-two-million five-hundred and fifty-thousand forints

         (excluding interest due for the deferred payment), which amount equals 40,000 subscriber telephone lines times USD 1,125 per capable subscriber line which equals USD 45,000,000 as calculated at the June 27, 1996 HUF/USD exchange rate (i.e. USD 1= HUF 153.39) plus VAT as applicable from time to time (currently 25%) payable upon invoices issued in accordance with the contractual schedule in Attachment IX, which contract price is subject to the currency exchange adjustment according to Clause 6.3. of this TURN-KEY CONTRACT. This fixed price shall be reduced by the Unit Price for non-installed components from the Subscriber Network Connection Point. Parties agree that this fixed price contains the total compensation for all duties of the Contractor as specified in Article 4 of this Contract, except the amount of the currency exchange rate adjustment and the amount of the total obligation of Owner relating to the deferred payment.

6.2      Change of the price

         Parties agree that the fixed price of this Contract as defined in Articles 6.1 herein may only be changed with the prior written agreement of the Owner in the form of a Change Order. Change Orders will be calculated in accordance with Attachment IV Unit Price List" which Owner accepted.

6.3      Currency exchange rate adjustment

         Parties agree that the amount of invoices (partial or final) specified in the detailed construction and financial schedules as set out in Attachment IX and the HUF fixed price of this Contract will be modified when invoiced in accordance with any change in the middle currency exchange rate of HUF/USD published by the National Bank Hungary Rt. between the date of signing of the Contract and the date of issuance of the invoice for the instalment payment. Parties agree that if the Contractor is delayed with his performance as scheduled in Attachment IX the actual invoiced amount shall be calculated using the currency exchange rate that would have been applicable if the performance would have been completed according to Attachment IX. In order to avoid any misunderstanding, the Parties agree, that the previously invoiced amounts shall be not affected by subsequent changes in the exchange rates.

6.4      Financing by Contractor

         Parties agree, that Contractor shall provide deferred payment to Owner for paying the Contract price.

         6.4.1    Terms and conditions of the deferred payment

                  6.4.1.1  The amount of the deferred payment

                           is equal to the net value of the Turn-Key Contract which is the HUF equivalent of a total of USD 45,000,000. plus the amount of the capitalized interest according to the provisions of this Contract.

                  6.4.1.2  The maturity of the deferred payment

                           The final maturity date of the deferred payment is December 31, 2002. The Parties agree that upon the reasonable request of the Owner this date may be accelerated or extended subject to their future agreement.

                  6.4.1.3  Repayment of the financing

                                    The payment of the invoices,  as part of the
                                    deferred payment,  shall be due in quarterly
                                    instalments   between   March  31,  1998  to
                                    December 31, 2002.  Parties  agree,  that at
                                    Owner's  option,  the  amounts  of the first
                                    eight (8)  repayments  can be decreased by a
                                    maximum of 20 %,  provided  that the further
                                    repayments  shall be increased  pro rata for
                                    the   amount  of   deduction   and   related
                                    interest, over the balance of the term of the repayment period.

                  6.4.1.4  Interest

                                    The interest rate of the financing provided in HUF shall be equal to the weighted mathematical average of the interest of the six (6) and twelve (12) months discounted bills (T Bills) of the previous quarter plus two point five (2.5) percent. The Contractor shall not charge any additional fees for providing the deferred payment.

                  6.4.1.5  Interest payments

                                    The Owner shall pay interest quarterly on the last day of the given quarter or the first business day of the next quarter.

                                    Until  the  date  of the  completion  of the
                                    construction (December 31, 1997) the charged
                                    interest  shall  be  capitalized   quarterly
                                    increasing   the  amount  of  the   deferred
                                    payment   (defined   in  Clause  1  of  this
                                    document) except that the Owner may pay the due interest at the end of the interest period (quarters).

                                    Owner shall pay any connection fee paid by subscribers for the payment of the due interest.

                  6.4.1.6  Security of the deferred payment

                           -the pledge of the Project completed from the
                            deferred payment;

                           -the technical separation of the Project;

                           -a prompt  incasso in favour of the  Contractor  in
                            the case of failure
                            to satisfy the payment deadlines;

                           -the  guarantee  of HTCC USA for the  deferred
                            payment as set forth in Attachment XI hereof;

                           -the  Owner  shall   effect  all   financial
                            transactions   of  the  Bekescsaba   Primary
                            Region through the bank account to be opened within 10 banking days at Postabank.
6.5      Advance payment

         Parties agree that the Contractor will issue, within 1 banking day form the date of the delivery of the Postabank confirmation letter contained in Attachment X of the TURN-KEY CONTRACT to Owner, an advance payment invoice for an amount of HUF 1,725,637,500 including 25% VAT, exclusively for the completion of this TURN-KEY CONTRACT. The terms and conditions of the deferred payment shall be applied for the advance payment invoice accordingly, and the interest shall start for the net amount of the invoice form the date of the issuance of the invoice, and for the amount of VAT, from the 19th of the following month of the issue of the invoice.

6.6      Payment schedule

         Parties agree that the schedule for the issuance of invoices, other than the advance payment invoice specified in Article 6.5 herein, shall be contained in Attachment IX Installation and Invoicing Schedule" hereof.

6.7      The issuance of invoice

         Parties agree that the scheduled invoices may be issued if the preliminary take-over (i.e. settlement or fiber construction segment completed and tested but cannot carry commercial traffic) according to the take-over protocol of the scheduled part of the work as defined in Attachment IX hereof is fulfilled. Placing into operation (i.e. network connection of subscribers -- save for subscribers who fail to provide access to Contractor despite Contractor's best efforts -- and of the transport of commercial traffic) which meets all applicable standards and technical requirements set out in Attachment II, II and VI hereof is deemed equal to final take-over. Contractor shall notice Owner on cases without delay where his access to subscriber premises was not made possible. The Parties agree that the Contractor is entitled to issue an invoice for ninety per cent (90%) of the gross amount as set out in Attachment IX at the Preliminary Take-over of a scheduled part of the work. The preconditions of the final takeover are obtaining all necessary government permits and approvals, the operational license among them. The invoice shall be approved within five (5) business days in the absence of a justified query. The interest shall accrue from the date of the approval of the invoice. The Contractor is hereby authorized to issue an invoice for the remaining ten (10) % within three (3) banking days following the final take-over of the relevant portion of the Project. Parties agree, that the portion of work corresponding to those set out in Attachment IX hereof shall be deemed transferred into possession of the Owner for commercial operation upon the issuance of the relevant invoice. The interest shall start for the net amount of the invoice form the date of the approval of the invoice, and for the amount of VAT, from the 19th of the following month of the issue of the invoice.

6.8      Payment delay

         In case of late financial performance, the Contractor is entitled to a monthly 2.5% penalty interest based on the duration of the late payment pro rated on a daily basis.

6.9      Assignment of the payment

         The Contractor shall not assign to a third party any receivables under this Contract without the prior written approval of the Owner. Notwithstanding the foregoing any duty of the Owner which a third party may claim pursuant to an assignment of Contractor must not be more burdensome for the Owner in any respect and the third party assignee must expressly acknowledge that the assignment must not affect the defences, counterclaims, etc. of the Owner against the Contractor, and the approval of the Owner shall not be interpreted as a waiver of any claim or right of the Owner against the Contractor and it shall not change the obligations of the Contractor under the Contract.

         If the foregoing conditions are met or if the assignee is Postabank, Rt., Owner will not unreasonably withhold the approval.

6.10     Connection between Contractor financing and Owner payments

         The Contractor acknowledges that it is authorized to issue an invoice only with deferred payment and the Owner shall not be obliged to provide any funds for the Project before the due date of the first instalment except as provided in Clause 6.4.1.5.

6.11     Confirmation of debt

         Parties agree, that the acceptance of the invoices by the Owner shall mean the confirmation of the debt by the Owner, and the payment obligation under this TURN- KEY CONTRACT, and it undertakes its repayment by deadline. Parties agree, that the invoices can be delivered only to the Project Manager of Owner.


7        DEADLINES

7.1      Implemented infrastructure and line connections

         The final deadline for the completion of the TURN-KEY CONTRACT shall be no later then December 31, 1996 for a total of 14,000 lines and for the balance of 26,000 subscriber lines the final deadline of the completion of the TURN-KEY CONTRACT by Contractor shall be December 31, 1997.


7.2      System Acceptance Documents

         The Contractor shall provide to Owner within sixty (60) days, with the exception of the digital registration book, (which shall be provided within six (6) months) of the completion of the Project in accordance with Article 4.11.2 all documentation and deliverables as provided for in Article 4.26 and the commissioning license.

7.3      Delay notification

         Contractor shall provide at least thirty (30) days advance notification of the potential failure to meet the deadlines for performances defined in Article 7. Owner's claims related to Contractor's failure to meet the deadlines will be determined pursuant to Article 7.4 hereof.

7.4      Liquidated damages

         7.4.1 The Owner shall be entitled to claim liquidated damages from the Contractor if the Contractorfails to meet any of the relevant deadlines set out in Point 7.1 herein for any reason. The amount of the liquidated damages shall be the amount of penalty to be paid to the Ministry of
                  Transportation,   Telecommunication,   and  Water  Management
                  according to the Concession Contract of the Owner, which total amount can be deducted from the Contract Price by Owner. The penalty is to be calculated based on the aggregate values set out in Attachment I of this TURN-KEY CONTRACT for the technical units which have been not delivered or put into operation by the deadlines referred in Clause 7.1. Further sub-deadlines are not subject to penalty for delay.

                  The payment or set off of liquidated damages from any sum due or becoming due to the Contractor shall not relieve the Contractor from the obligation to finish the Project.
         7.4.2 Parties agree that Clause 7.4.1 shall not be applied for delays caused by failure of the manufacturers of switching or RLL technologies to deliver the equipment according to schedule if delay is caused by circumstances not the responsibility of the Contractor.

8        CONTRACTOR'S WARRANTIES

8.1      Period of warranty

         Upon the technical delivery of the technical projects, the Contractor will undertake a warranty for twelve (12) months commencing on the actual date of System Acceptance. In case the Owner wants a replacement under warranty, the warranty time applicable to that part of the project automatically starts again.

8.2      Reliability

         The Contractor guarantees the quality and accuracy, within the boundaries determined by the authorized standards, total conformity with the requirements of the Contract, the required high quality indexes, as well as the completeness and technical feasibility of the construction design and all of the documentation made by him. The Contractor must guarantee that the whole project or any of its parts has the quality, that is based on the usually expected technical experience described in the Contract, and, fulfills the requirements of the established standards of the technology.



8.3      Warranty claim

         The written statement of the Owner representative on the same subject is qualified as a warranty claim. The Contractor must notify the Owner representative about the expected length and the conditions of the repair. Regarding this, the Owner representative has a supervision and approval right.

8.4      Warranty response time constraint

         The defects subject to the warranty which occurred during the warranty period must be eliminated free of charge in accordance with the response time defined in Attachment VII.

8.5      Type approval

         Contractor shall replace any Goods supplied for the Project free of charge if a competent authority rejects to provide final type approval or withdraws a relevant type approval previously issued. This provision shall survive the Warranty Period.

9        INTELLECTUAL PROPERTY

9.1      Contractor's Authorization

         Contractor is duly authorized by the owners of the intellectual property, which is necessary for the implementation of the Project and the subsequent commercial operation of the newly implemented network by the Owner, to grant the use of those to Owner and the payment of the Contract Price is deemed compensation for such use. This provision does not apply to any MATAV standards referred to in this TURN-KEY CONTRACT and/or its attachments.

10       TERMINATION

10.1     Termination on default

         10.1.1 This Contract may be terminated by either Party in the event of default by the other Party. In either event the Party initiating termination is required to give the other party sixty (60) calendar days advance notice. In the event of termination for default, the initiating Party agrees that the default notification will be rescinded if, within eight (8) calendar days of notification, the defaulting Party corrects, to the notifying Party's satisfaction, the material basis for default.

         10.1.2 The Contractor may terminate this TURN-KEY CONTRACT for the cause of the Owner's delay in repayment of financing and the payment of the interest, if the delay exceeds thirty-five (35) days provided that Contractor sent a notice ("Payment Notice") not earlier than the fifth day after the due date of an invoice which was not fully paid by Owner.

10.2     Legal consequences  of Termination
         10.2.1   Termination by Owner on default
                           Owner  will  compensate  Contractor  on  the
                           basis of the Unit Price List and of the Line price for constructed lines, for the work completed but not delivered by the date of the termination, the values of the proved stocks, plans purchased, ordered materials and equipment. The Owner shall pay to Contractor at the termination the actual drawn down financing and related interest at the time of the final payment in full, and 10 % of contractual value for the work not performed by the relevant deadline.

         10.2.2   Termination by Contractor on default
                           In  accordance  with the Unit Prices and the
                           Line Price for the already constructed lines, Owner will reimburse Contractor for the implemented portion of the Project, Goods materials, plans, Goods delivered, Services rendered, and expenses incurred before the date of Contractor's termination and also for tasks properly performed after the date of termination of the Contract and those arising from obligations relating to the Contract if undertaken bona fide. From the above amount all sums shall be deducted which Contractor is obliged to pay to and/or which Contractor owes Owner including the amounts previously paid by Owner. Contractor shall be entitled to claim damages.
11       GOVERNING LAW AND DISPUTE RESOLUTION

11.1     Governing law

         This Contract shall be governed by Hungarian law. For issues not expressly provided for by the Parties hereof the provisions of the Hungarian Civil Code (Act No. IV of 1959 as amended) shall apply.

11.2     Amicable dispute resolution

         If a dispute of any kind whatsoever arises between the Owner and the Contractor, in connection with, or arising out of this Contract, the Owner and the Contractor shall, in the first place, seek to resolve the dispute amicably between them.

11.3     Effect on the Project

         Unless the Contract has already been repudiated or terminated, the Contractor shall, in every case, continue to proceed with the Project with all due diligence and the Contractor and the Owner shall give effect forthwith to every decision they take to resolve their dispute.


11.4     Arbitration

         11.4.1   Notices of arbitration
                           If no amicable settlement is possible,  then
                           either the Owner or the Contractor may give notice to the other party, of intention to commence arbitration, as hereinafter provided, as to the matter in dispute. Such notice shall establish the entitlement of the party giving the same to commence arbitration. Unless the parties otherwise agree, arbitration may be commenced on or after the twentieth calendar day after the day on which notice of intention to commence arbitration of such dispute was given, even if no attempt at amicable settlement thereof has been made.

         11.4.2   Arbitration procedure
                           Any dispute in respect of which amicable settlement has not been reached shall be finally settled, unless otherwise specified in the Contract, under Hungarian law and in accordance with the Rules of Conciliation and Arbitration of the Hungarian Chamber of Industry and Trade by one or more arbitrators in Hungary appointed under such Rules. The place of arbitration shall be Hungary and the language of the arbitration shall be English. The said arbitrator(s) shall have full power to open up, review and revise any decision, opinion, instruction, determination, certificate or valuation related to the dispute.

12       MISCELLANEOUS TERMS AND CONDITIONS

12.1     Assignment

         This Contract or any of its provisions or any receipt of payment shall not be assigned by either Party without the prior written consent of the other except in cases defined in clause 6.10.

12.2     Force Majeure

         Neither party shall be considered in default in the performance of its obligations under this Contract to the extent that the performance of such obligation is prevented or delayed by any cause, existing or future, which is beyond the reasonable control of such party.

         12.2.1   Notices
                           Should  any  Party  be   affected  by  Force
                           Majeure, such Party shall notify the other Party in a written form within seven (7) days from the occurrence of the Force Majeure. The notification shall include details constituting the Force Majeure as well as the positive evidences which prove that the case was unavoidable and that it delays the fulfillment of the contractual obligation of the Party. In the above notification, the estimated duration of the Force Majeure shall be included as well as a statement declaring the inability of the effected Party to perform the concerned obligation(s) as long as the case of Force Majeure exists/remains.

         12.2.2   Effect on Contract
                           Should the duration of Force Majeure exceed the period of five (5) days, Parties shall negotiate the reasonable modification of the Contract and equitable compensation for Contractor in respect of work performed but not tested, if applicable, due to Force Majeure. If Parties cannot come to an agreement within the above period, they can submit the dispute to be resolved pursuant to Article 11 herein.

         12.2.3   Limitation
                           The Contractor is not entitled to rely on any event otherwise qualifying as Force Majeure if the scheduled deadline of the Project was due before such event.

12.3     Data Ownership and Confidentiality

         Any information or data, in the form of specifications, drawings, technical data or other information, not a work product of this Contract, furnished by the Owner or Contractor to the other party shall remain the property of the furnishing party. Work product of this Contract shall become the property of the Owner under the conditions stipulated herein. All work product and information marked as Proprietary by either party prior to transfer to the other party shall be kept confidential by the receiving party and receive the same degree of care in handling and retention as that party applies to its own proprietary information. The party receiving such proprietary information shall not disclose, without the furnishing party's written permission, such information to any other person or use such information itself for any purpose other than the performance of this Contract. The obligations under this paragraph shall survive the termination of this Contract for a period of five (5) years.

12.4     Severability

         If any provision hereof, or the application of any such provision to any person or circumstance, shall be held invalid or unenforceable by an arbitration tribunal of competent jurisdiction, then the remainder of this Contract, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby and such invalid provisions shall be replaced by a valid provision (and for this purpose the arbitrator(s) may act as amiable compositor/s) which most closely gives effect to the intent and purpose of the parties hereto and the allocation of risks and benefits reflected in such provision.

12.5     Contract Amendment

         Any contract terms can only be amended in written form duly signed by both Parties.

12.6     Copies

         The Contract was prepared in English and Hungarian languages and was signed in four (4) original copies of which each Party keeps two (2).

12.7     Representatives of the Parties and Notices

         12.7.1 Parties agree that in the course of the performance of this Contract, a declaration, specifically making a confirmation of the technical performance on behalf of the Owner can be made exclusively by a representative appointed by Mr. Les Bender, Mr. James Morrison, or Andrew Nicholson in writing and exclusively in the English language. Any other declaration made on behalf of the Owner will have no legal effect.

         12.7.2 Parties agree that in the course of the execution of the Contract, technical questions may be addressed by the Owner directly to Don McCann, Project Manager of the Bekescsaba Primary Region; however, this provision does not effect the provision set out in 12.7.1 related to the legal effect.

         12.7.3 Parties agree that in the course of the performance of the Contract, the following persons can make declarations having legal effect on behalf of the Contractor:
                           -In all aspects of the Contract: Zold Gyula, -In respect of project implementation, technical content, scheduling and care of the project, etc. the designated Project Manager shall be Mihaly Siristye.

         12.7.4   The Parties agree that any Change Order can be authorized only
                  by  James   Morrison   and  Gyula  Zols  or  their   appointed
                  representatives.

         12.7.5 Any kind of notice that applies, according to the Contract, either to the Owner or the Contractor, must be mailed or delivered to their correct addresses determined for this purpose in this Article.

         12.7.6 If either Party changes its address given below, it must notify in advance the other party in writing.

         12.7.7   The addresses below are given by the Parties of the Contract:

Contractor:
Mr. Gyula Zold
FAZIS TAVKOZLESI HALOZATTERVEZO ES KIVITELEZO RT.
(1026 Budapest, Tomorkeny u. 3/A)
Phone: 275-1663
Fax: 275-1994

Owner:
James Morrison
Hungarotel Tavkozlesi Reszvenytarsasag
(1126 Budapest, Kiralyhago u. 2.)
Phone: 212-1100
Fax: 202-4778
12.8     Coming into Force

         The Contract comes into force on the date when duly signed by the authorized representatives of the both Parties with the Attachments (except for Attachment VI). Owner is authorized to terminate this TURN-KEY CONTRACT if Contractor fails to provide within 15 bank days the confirmation letter issued by Postabank according to Clause 1.2. as Attachment X of this TURN-KEY CONTRACT. In the latter case none of the Parties shall be obliged to bear or pay to the other Party any legal consequences, payment obligation, or damages.

         Parties have both read this Contract and mutually agreed and understood its contents.


Budapest, June 28, 1996







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